Exhibit 99.1
MobilePro Acquires InReach Internet

Transaction Expected to Add Over $5M in Annual Revenue, be Accretive to Earnings

Bethesda, MD, November 1, 2005 -- MobilePro Corp. (OTC Bulletin Board: MOBL) announced today that it has acquired InReach Internet, a leading independent Internet service provider based in Stockton and Oakland, Calif. Terms were not disclosed.

Jay Wright, MobilePro chairman and CEO, said, "InReach is a highly respected California-based ISP. Not only will the acquisition immediately add to our revenue and cash flow per share, it also provides us a solid base of operations for our wireless build-out of Sacramento and other cities in Northern California. I look forward to working with Lisa Bickford and her team to maintain InReach's tradition of excellent customer service while bringing new products to InReach's customers, such as local voice service, long distance and cellular service and expanding InReach's high-speed connectivity product mix."

Lisa Bickford, president of InReach, said, "We believe that Jay and the rest of the MobilePro management team will provide our customers greater value by offering a complete bundle of products and services. MobilePro is one of the leaders in offering a full range of telecommunications services nationwide, and we are pleased to become part of the company."

About MobilePro Corp.

MobilePro Corp. is one of North America's leading wireless broadband companies, serving over 20,000 wireless broadband customers through its subsidiaries NeoReach Wireless and Kite Broadband. The company, based in Bethesda, Md., is focused on creating shareholder value by acquiring and growing profitable telecommunications companies, developing innovative wireless technologies and forging strategic alliances with well-positioned companies in complementary product lines and industries. MobilePro serves over 200,000 total customers throughout the United States, primarily through its CloseCall America, American Fiber Network, Kite Broadband and Nationwide Internet subsidiaries.

An investment profile about MobilePro Corp. may be found online at www.hawkassociates.com/mobilepro/profile.htm

For more information regarding MobilePro, contact MobilePro CEO Jay Wright at (301) 315-9040, e-mail: jwright22@closecall.com. For investor relations information regarding MobilePro, contact Frank Hawkins or Julie Marshall, Hawk Associates, at (305) 451-1888, e-mail: info@hawkassociates.com. Detailed information about MobilePro can be found at www.mobileprocorp.com. An online investor relations kit including copies of MobilePro press releases, current price quotes, stock charts and other valuable information for investors may be found at www.hawkassociates.com and www.americanmicrocaps.com.

Certain of the statements contained herein may be, within the meaning of the federal securities laws, "forward-looking statements" that are subject to risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. See the company's Form 10-K for the fiscal year ended March 31, 2005 and its Form 10-Q for the quarter ended June 30, 2005 for a discussion of such risks, uncertainties and other factors. These forward-looking statements are based on management's expectations as of the date hereof, and the company does not undertake any responsibility to update any of these statements in the future.